Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated May 5, 2015

SandP 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index

Performance Update - May 2015

OVERVIEW

The SandP 500[R] Dividend Aristocrats Risk Control 8% Excess Return Index (the
 "Index") provides investors with exposure to the "blue chip" names of the SandP
 500[R] Dividend Aristocrats Total Return Index. It also adds a volatility control mechanism that targets 8% volatility by adjusting its level of exposure to the
 SandP 500[R] Dividend Aristocrats Total Return Index. This volatility control mechanism seeks to create a more consistent risk -return profile for the
 Dividend Aristocrats Risk Control 8% Index.

Key Features of the Index

o Exposure to the SandP 500[R] Dividend Aristocrats Total Return Index , a group of  40  or  more  SandP  500[R]  stocks  with records of consistently increasing dividends over the past 25 years. SandP can relax this criterion if less than 40 names qualify.

o  In  an  effort  to maintain a constant annualized volatility of 8%, the Index uses an algorithm to dynamically adjust exposure daily .

o To adjust exposure, the Index has the ability to employ leverage of up to 150%
during periods of low volatility.

o  Levels  published daily by Standard and Poor's on Bloomberg. The SandP 500[R]
Dividend  Aristocrats  Risk Control 8% Excess Return Index targets 8% volatility and is published to Bloomberg under the ticker SPXD8UE.

Hypothetical  and  Actual  Historical  Performance  (April 29, 2005 to April 30,
2015)
[GRAPHIC OMITTED]

Sources:  Bloomberg  and  JPMorgan.  Past  hypothetical  performance results are neither  indicative  of  nor  a guarantee of future returns. Actual results will vary,  potentially  materially,  from  the  hypothetical  historical performance provided  herein.  There  is  no  assurance  the Index will outperform the SandP
500[R]  Index,  the SandP 500[R] Dividend Aristocrats Risk Control Index, or any
alternative investment strategy.

[GRAPHIC OMITTED]
Hypothetical Index Volatility and Leverage (April 29, 2005 to April 30, 2015)
[GRAPHIC OMITTED]

Sources:  Bloomberg  and  JPMorgan.  Past  hypothetical  performance results are neither  indicative  of  nor  a guarantee of future returns. Actual results will vary,  potentially  materially,  from  the  hypothetical  historical performance provided  herein.  There  is  no  assurance  the Index will outperform the SandP
500[R]  Index,  the SandP 500[R] Dividend Aristocrats Risk Control Index, or any
alternative investment strategy.

Recent Performance of the SandP 500[R] Dividend Aristocrats Risk Control 8% Excess
 Return Index and the SandP 500[R] Index (as of Apr 30, 2015)

                                 Apr 2015        Mar 2015        Feb 2015
SandP 500[R] Dividend Aristocrats
Risk Control 8% Excess Return    -0.75%          -0.81%          2.65%
Index

J. P. Morgan Structured Investments | 800 576 3529 | JPM
 _Structured_Investments@jpmorgan. com May 1, 2015

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
 Correlation - April 30, 2015

                                                                 Three Year              Five Year               Ten Year                Ten Year                Ten Year
                                         One Year Return         Annualized Return       Annualized Return       Annualized Return       Annualized Volatility   Sharpe Ratio
SandP 500[R] Dividend Aristocrats Risk        6.6%                   10.3%                    8.0%                    5.4%                    8.0%                    0.68
Control 8% Excess Return Index

SandP 500[R] Index (SPX)                     10.7%                   14.3%                   11.9%                   6.1%                    20.5%                   0.30
SandP 500[R] Dividend Aristocrats Total
                                             13.1%                   17.9%                   16.1%                   10.8%                   19.3%                   0.56
Return Index
SandP 500[R] Total Return Index (SPTR)       13.0%                   16.7%                   14.3%                   8.3%                    20.5%                   0.41

Notes on performance, volatility, leverage and, Sharpe Ratio statistics

Hypothetical,  historical performance measures: Represent the performance of the
Index   based  on,  as  applicable  to  the  relevant  measurement  period,  the hypothetical  backtested  daily Index closing levels from April 29, 2005 through
August 24, 2010, and the actual historical performance of the Index based on the daily  Index  closing level from August 25, 2010 through April 30, 2015, as well as  the performance of the SandP 500[R] Index over the same period. For purposes of  these  examples,  each  index  was  set equal to 100 at the beginning of the relevant  measurement  period  and  returns  are  calculated arithmetically (not compounded).  There is no guarantee the relevant Index will outperform the SandP
500[R]  Total  Return  Index, the SandP 500[R] Dividend Aristocrats Total Return
Index   or   any   alternative   investment  strategy.  Sources:  Bloomberg  and
JPMorgan.Volatility  is calculated from the historical returns, as applicable to the  relevant  measurement  period,  of the SandP 500[R] Total Return Index, the
SandP  500[R]  Dividend  Aristocrats  Total  Return  Index  and the SandP 500[R]
Dividend  Aristocrats Risk Control 8% Excess Return Index. Volatility represents the  annualized  standard  deviation  of  the  relevant index's arithmetic daily returns  through  April  30,  2015.  The  index  leverage  is  the  hypothetical back-tested  amount  of  exposure  of  the  Index  to  the SandP 500[R] Dividend
Aristocrats  Total  Return  Index and should not be considered indicative of the actual  leverage  that  would be assigned during an investment in the Index. The
Sharpe  Ratio,  which  is a measure of risk-adjusted performance, is computed as the  ten  year  annualized  historical return divided by the ten year annualized volatility.  The back-tested, hypothetical, historical annualized volatility and index  leverage have inherent limitations. These volatility and leverage results were  achieved by means of a retroactive application of a back-tested volatility model  designed with the benefit of hindsight. No representation is made that in the  future  the relevant indices will have the volatility as shown. Alternative modeling techniques or assumptions might produce significantly different results and  may  prove  to  be  more  appropriate.  Actual  annualized volatilities and leverage may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

O  The Index has a limited operating history and may perform in unexpected ways.
The  Index  began  publishing  on  August 25, 2010 and, therefore, has a limited history.  SandP  has  calculated the returns that hypothetically might have been generated  had the Index existed in the past, but those calculations are subject to  many  limitations  and do not reflect actual trading, liquidity constraints, fees and other costs.

O  The Index may not be successful, may not outperform the SandP 500[R] Dividend
Aristocrats  Total  Return  Index  and may not achieve its target volatility. No assurance  can  be given that the volatility strategy will be successful or that the  Index  will  outperform  the SandP 500[R] Dividend Aristocrats Total Return
Index  or any alternative strategy that might be employed to reduce the level of risk  of  the SandP 500[R] Dividend Aristocrats Total Return Index . We also can give no assurance that the Index will achieve its target volatility of 8%.

O  The  Index  is  not a total return index, and is subject to short- term money market  fund  borrowing  costs-  As  an  "excess return" index, the SandP 500[R]
Dividend  Aristocrats  Risk Control 8% Excess Return Index calculates the return
on   a  leveraged  or  deleveraged  investment  in  the  SandP  500[R]  Dividend
Aristocrats  Total Return Index where the investment was made through the use of borrowed  funds.  Investments  linked  to  this  "excess  return"  index,  which represents  an  unfunded position in the SandP 500[R] Dividend Aristocrats Total
Return  Index , will be subject to short- term money market fund borrowing costs and  will  not  include  the "total return" feature or the cash component of the
"total  return"  index,  which  represents a funded position in the SandP 500[R]
Dividend Aristocrats Total Return Index .

O  The  Index  represents  portfolios  consisting  of  the SandP 500[R] Dividend
Aristocrats  Total Return Index and a borrowing cost component accruing interest based  on a synthetically rolling 3 - month bond with reference to the 2 - month and  3 - month U. S. LIBOR rates. The Index dynamically adjusts its exposures to the  SandP  500[R]  Dividend  Aristocrats  Total Return Index based on the SandP
500[R]  Dividend  Aristocrats  Total  Return  Index's  historic  volatility. The
Index's'  exposure  to  the SandP 500[R] Dividend Aristocrats Total Return Index
will  decrease  when  historical  volatility  causes the risk level of the SandP
500[R] Dividend Aristocrats Total Return Index to reach a high threshold. If, at any  time,  the  Index  exhibits  low  exposure  to  the  SandP  500[R] Dividend
Aristocrats  Total  Return Index and the SandP 500[R] Dividend Aristocrats Total
Return   Index  subsequently  appreciates  significantly,  the  Index  will  not participate fully in this appreciation.

Key Risks Continued

O J. P. Morgan Securities LLC ("JPMS"), one of our affiliates, worked with SandP in  developing  the  guidelines  and  policies  governing  the  composition  and calculation  of  the  Index.  The  policies  and  judgments  for  which JPMS was responsible  could  have  an  impact,  positive or negative, on the level of the
Indices. JPMS is under no obligation to consider your interests as an investor.

The  risks identified above are not exhaustive. You should also review carefully the  related  "Risk  Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

"Standard  and  Poor's[R],"  "SandP[R],"  "SandP 500[R]," "SandP 500[R] Dividend
Aristocrats,"  and  "SandP  500[R]  Dividend  Aristocrats Risk Control 8% Excess
Return  Index" are trademarks of the McGraw - Hill Companies, Inc. and have been licensed  for  use  by  J.  P.  Morgan  Securities  LLC. This transaction is not
sponsored,   endorsed,   sold   or   promoted  by  SandP,  and  SandP  makes  no
representation  regarding the advisability of purchasing securities generally or financial  instruments  issued by JPMorgan Chase and Co. SandP has no obligation or  liability  in  connection  with the administration, marketing, or trading of products  linked to the SandP 500[R] Dividend Aristocrats Risk Control 8% Excess
Return Index.

For more information on the Index and for additional key risk information see
 Page 4 of the Strategy Guide at: http://www. sec.
 gov/Archives/edgar/data/19617/000095010312003746/dp31802 _fwp-aristocrats. htm

DISCLAIMER

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(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for  any  offerings  to  which  these materials relate. Before you invest in any offering  of  securities  by J.P. Morgan, you should read the prospectus in that registration  statement,  the  prospectus  supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents  that J.P. Morgan will file with the SEC relating to such offering for more  complete information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov.  Alternatively, J.P. Morgan, any agent, or any dealer participating in  the  particular  offering  will  arrange  to send you the prospectus and the prospectus  supplement,  as  well  as  any  product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free  Writing  Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J.P.  Morgan  Structured  Investments  |  800  576  3529  |  JPM_  Structured  _
Investments@jpmorgan.com May 1, 2015